North Valley
                                    Bancorp

North Valley Bancorp Reports 22% Core EPS Growth for the Quarter Ended September 30, 2001

October 17, 2001 - REDDING, CA - North Valley Bancorp (NASDAQ:NOVB), a multi-bank holding company with $585 million in assets, today reported results for the three and nine months ending September 30, 2001. North Valley Bancorp ("the Company") is the parent company for North Valley Bank ("NVB") and Six Rivers National Bank ("SRNB").

Quarterly Results
-----------------

         The Company's core earnings, which represents net income after tax excluding merger and integration expenses and other nonrecurring gains, increased by 21.5% to $1,689,000, or $0.33 per diluted share for the three months ended September 30, 2001, compared to core earnings of $1,571,000 or $0.27 per diluted share for the same period in 2000. Reported net income for the three months ended September 30, 2001 was $1,689,000 or $0.33 per diluted share compared to reported net income of $1,480,000 or $0.25 per diluted share for the same period in 2000. Nonrecurring charges related to merger and integration costs totaled $131,000 on a pre-tax basis for the three months ended September 30, 2000. No nonrecurring charges or nonrecurring gains were recorded in the third quarter of 2001 and no nonrecurring gains were recorded in the third quarter of 2000.

         Net interest income, the difference between interest earned on loans and investments and interest paid on deposits and borrowings, increased $384,000 in the third quarter of 2001 compared to the same period in 2000. The increase was mainly due to lower cost of funds resulting from the lower interest rate environment. The Company's average cost of funds was 2.93% for the three months ended September 30, 2001 as compared to 3.47% for the same period in 2000 while the average yield on interest-earning assets was 8.00% in the third quarter of 2001 compared to 8.52% for the same period in 2000. The Company's net interest margin decreased to 5.04% for the third quarter of 2001 from 5.14% for the same period in 2000.

         Average total deposits grew from $468.1 million in the third quarter of 2000 to $500.3 million for the third quarter of 2001 despite the November, 2000 divestiture of the Company's Weaverville branch which held approximately $17.0 million in deposits. Period-end total deposits also grew from $460.3 million at December 31, 2000 to $502.6 million at September 30, 2001, a 9.2% increase.

         Non-interest income increased by $487,000 or 31.1% to $2,055,000 in the third quarter of 2001 compared to $1,568,000 in the third quarter of 2000. This increase was primarily due to service charges on deposit accounts which were up $228,000 or 20.2% from the same period in 2000 and other income which increased $297,000 to $436,000 for the third quarter of 2001 from $143,000 for the same period in 2000. This was due to higher earnings on life insurance policies used to fund the Company's salary continuation plan as well as significant growth in fees associated with the Company's Investment Services Division.

         Non-interest expenses (excluding merger-related charges) increased $490,000 or 9.7% during the third quarter of 2001 to $5,526,000 from $5,036,000 for the same period in 2000 primarily in support of the growth in the Company's operations. Of the overall increase, $438,000 was related to salaries and benefits which increased to $2,960,000 during the third quarter of 2001 from $2,522,000 for the same period in 2000.

         The provision for loan losses was $420,000 for the quarter ended September 30, 2001 compared to $230,000 for the same period in 2000. The increase from the prior year was made in order to maintain the overall allowance at an appropriate level to absorb estimated probable losses and was primarily in response to the recent growth in the Company's loan portfolio as credit quality in the portfolio has remained stable.

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

Year-to-Date Results
--------------------

         The Company's core earnings for the nine months ended September 30, 2001 increased 21.6% to $5,006,000 or $0.89 per diluted share, compared to core earnings of $4,249,000 or $0.73 per diluted share for the same period in 2000. Reported net income for the nine months ended September 30, 2001 was $4,759,000 or $0.84 per diluted share compared to reported net income of $4,251,000 or $0.73 per diluted share for the same period in 2000. Nonrecurring charges related to merger and integration costs totaled $358,000 on a pre-tax basis for the nine months ended September 30, 2001 compared to $680,000 for the same period of 2000. No nonrecurring gains were recorded during the first nine months of 2001 while $683,000 on a pre-tax basis was recorded for the same period in 2000.

         Net interest income increased $180,000 for the nine months ended September 30, 2001 compared to the same period in 2000. This variance was primarily the result of growth in the loan portfolio generating increases in interest income partially offset by a decline in the overall net interest margin resulting from the downward pressure on short-term interest rates. Interest income increased by $230,000 and interest expense increased by $50,000 for the nine months ended September 30, 2001. Average earning assets increased to $494.4 million for the nine months ended September 30, 2001 as compared to $479.4 million for the same period in 2000. The average yield on earning assets was 8.24% for the nine months ended September 30, 2001 as compared to 8.45% for the same period in 2000. The Company's cost of funds was 3.27% compared to 3.43% for the nine months ended September 30, 2000. The Company's net interest margin decreased to 4.99% for the first nine months of 2001 compared to 5.11% for the same period in 2000.

         Non-interest income, excluding nonrecurring gains, increased by $1,610,000 or 36.1% in the first nine months of 2001 compared to the same period in 2000. This increase was primarily due to service charges on deposit accounts which increased $979,000 or 31.1% to $4,124,000 for the nine months ended September 30, 2001 compared to $3,145,000 for the same period in 2000. Other income also increased $759,000 to $1,060,000 for the first nine months of 2001 from $301,000 for the same period in 2000. Of this $759,000 increase, $559,000 was due to increases in the value of certain life insurance policies purchased in 2000 to fund the Company's salary continuation plan.

         Non-interest expenses (excluding merger-related charges) increased $1,026,000 or 6.9% during the first nine months of 2001 to $15,781,000 from $14,755,000 for the same period in 2000 primarily due to increases in salaries and benefits of $861,000 to $8,279,000 for the nine months ended September 30, 2001 from $7,418,000 for the same period in 2000 in support of the overall growth in the Company's operations.

         "Our results for this quarter are consistent with our expectations set forth in our Earnings Press Release of July, 18, 2001," stated Mike Cushman, President & CEO. "We continue to be encouraged by our stable credit quality and our ability to maintain a relatively stable net interest margin especially in light of the national economic conditions and the significant reductions in interest rates over the last nine months. We are also very pleased by the growth in our non-interest income. Complementing the significant growth in service charge income has been the growth in the customer base and fee income of our Investment Services Division."

         "As we have been addressing all year, effective capital management is one of our key objectives. We are pleased that we have been able to repurchase 1,091,000 common shares through three repurchase plans over the summer and announced a fourth Plan on September 28, 2001 calling for the repurchase of an additional 2.5% or approximately 119,000 shares of the Company's outstanding common stock. We will continue to analyze our capital position and remain committed to utilizing our capital as effectively as possible. A significant portion of the repurchases were funded through the issuance of $10.0 million in Company obligated mandatorily redeemable trust preferred securities which qualify as Tier 1 capital for regulatory capital purposes. The repurchase will have a very positive effect on future earnings per share while the Company remains well-capitalized under regulatory capital standards" stated Mr. Cushman.

         Credit quality of the Company remained strong as of September 30, 2001 as non-performing loans were consistent at $1,366,000, or 0.35% of total gross loans, compared to $1,341,000, or 0.36% of total gross loans at December 31, 2000. Although the provision for loan losses decreased $380,000 to $940,000 for the first nine months of 2001 from $1,320,000 for the same period in 2000, the decrease in net charge-offs of $978,000 from the same period in 2000 resulted in an overall increase in the allowance for loan losses of $565,000 at September 30, 2001 to $5,529,000 or 1.42% of total gross loans from $4,964,000 or 1.34% of total gross loans at December 31, 2000. The ratio of allowance for loan losses to total non-performing loans as of September 30, 2001 also increased to 404.76% compared to 370.17% as of December 31, 2000. The ratio of net charge-offs to average loans outstanding on an annualized basis declined to 0.13% for the nine months ended September 30, 2001 compared to 0.38% for the year ended December 31, 2000.

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

         North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank operates eleven commercial banking offices in Shasta and Trinity Counties in Northern California including two in-store supermarket branches and a Business Banking Center. Six Rivers National Bank operates seven commercial banking offices in Humboldt, Del Norte, and Mendocino Counties. North Valley Bancorp, through its two subsidiary banks, offers a wide range of consumer and business banking products and services. In addition to depository services, North Valley Bank and Six Rivers National Bank engage in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. NVB has SBA Preferred Lender status, and both Banks provide investment services to their customers through an affiliated relationship.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:
Michael J. Cushman                           or      Edward J. Czajka
President & Chief Executive Officer                  Executive Vice President
(530) 226-2900    Fax: (530) 221-4877                & Chief Financial Officer

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

                                                    North Valley Bancorp & Subsidiaries
Condensed Consolidated Statements of           (Dollars in thousands except per share data)
Income                                                            (Unaudited)
                                                   Nine Months            Three Months
                                                Ended September 30,    Ended September 30,
                                                  2001       2000        2001      2000
                                                --------   --------    --------   --------
INTEREST INCOME
  Loans and leases including fees               $ 24,721   $ 22,812    $  8,317   $  7,939
  Investment securities                            4,695      6,155       1,698      2,041
  Federal funds sold                                 521        740         178        164
                                                --------   --------    --------   --------

Total interest income                             29,937     29,707      10,193     10,144
INTEREST EXPENSE
  Deposits                                        11,571     11,479       3,508      4,012
  Other borrowings                                   463        505         332        163
                                                --------   --------    --------   --------
Total Interest Expense                            12,034     11,984       3,840      4,175
                                                --------   --------    --------   --------

NET INTEREST INCOME                               17,903     17,723       6,353      5,969

PROVISION FOR LOAN AND LEASE LOSSES                  940      1,320         420        230
                                                --------   --------    --------   --------
NET INTEREST INCOME AFTER PROVISION FOR
LOAN AND LEASE LOSSES                             16,963     16,403       5,933      5,739

NONINTEREST INCOME:
  Service charges on deposit accounts              4,124      3,145       1,357      1,129
  Other fees and charges                             869        976         251        303
  Gain (loss) on sale of loans                         4         52           -         11
  Gain on sale of securities                          13        (14)         11        (18)
  Gain on demutualization of life
  insurance holdings                                   -        683           -          -
  Other                                            1,060        301         436        143
                                                --------   --------    --------   --------
Total noninterest income                           6,070      5,143       2,055      1,568
                                                --------   --------    --------   --------

NONINTEREST EXPENSES:
  Salaries and employee benefits                   8,279      7,418       2,960      2,522
  Occupancy                                          928        974         295        296
  Furniture and equipment                          1,007        913         334        247
  Merger & integration                               358        680          --        131
  Other                                            5,567      5,450       1,937      1,971
                                                --------   --------    --------   --------

Total noninterest expenses                        16,139     15,435       5,526      5,167
                                                --------   --------    --------   --------

INCOME BEFORE PROVISION FOR
    INCOME TAXES                                   6,894      6,111       2,462      2,140

PROVISION FOR INCOME TAXES                         2,135      1,860         773        660
                                                --------   --------    --------   --------

NET INCOME                                      $  4,759   $  4,251    $  1,689   $  1,480
                                                ========   ========    ========   ========
NET INCOME PER SHARE:
  Basic                                           $ 0.86     $ 0.73      $ 0.33    $  0.26
                                                  ======     ======      ======    =======
  Diluted                                         $ 0.84     $ 0.73      $ 0.33    $  0.25
                                                  ======     ======      ======    =======

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

Condensed Consolidated Balance Sheets              North Valley Bancorp & Subsidiaries
                                                 (dollars in thousands except share data)
                                                               (unaudited)
                                                        September 30,   December 31,
ASSETS                                                      2001            2000
                                                        -------------   -------------
Cash and due from banks                                 $      27,356   $      27,428
Federal funds sold                                             16,800           1,300
Interest-bearing deposits in other
financial institutions                                          2,375           1,706

Securities:
  Available for sale, at fair value                           110,364          78,124
  Held to maturity, at amortized cost                           1,455          25,811
FHLB, FRB stock & other securities                              2,090           2,155
Loans and leases net of allowance
  for loan and lease losses and deferred
  loan fees                                                   382,724         364,659
Premises and equipment, net of accumulated
  depreciation and amortization                                10,324           9,623
Other real estate owned                                           308             341
Goodwill and core deposit intangibles, net                      3,303           3,451
Accrued interest receivable and other assets                   27,962          25,623
                                                        -------------   -------------

TOTAL ASSETS                                            $     585,061   $     540,221
                                                        =============   =============

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
  Noninterest-bearing demand deposits                   $      87,338   $      67,863
  Interest-bearing deposits                                   415,297         392,428
                                                        -------------   -------------
Total deposits                                                502,635         460,291
Fed funds purchased and other borrowed funds                   20,711          17,001
Accrued interest and other liabilities                          7,472           8,072
Mandatorily redeemable convertible trust preferred
   Securities of subsidiary grantor trust                      10,000               -
                                                        -------------   -------------

Total liabilities                                             540,818         485,364
                                                        =============   =============

STOCKHOLDERS' EQUITY:
Preferred stock, no par value: authorized
5,000,000 shares: none outstanding
Common stock, no par value:  authorized
20,000,000 shares, outstanding  4,747,521 and
5,805,416 at September 30, 2001 and December 31, 2000          14,812          30,301
Retained Earnings                                              27,843          24,729
Accumulated other comprehensive income
(loss), net of tax                                              1,588            (173)
                                                        -------------   -------------
Total stockholders' equity                                     44,243          54,857
                                                        =============   =============

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY                                                  $     585,061   $     540,221
                                                        =============   =============

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

FINANCIAL RATIOS (Annualized):              North Valley Bancorp & Subsidiaries
                                                   (dollars in thousands)
                                                        (unaudited)


                                            For the nine months ended September 30,
                                                      2001                   2000
Return on average assets (Reported)                   1.15%                 1.07%
Return on average assets (Core)                       1.21%                 1.07%
Return on average equity (Reported)                  11.85%                10.61%
Return on average equity (Core)                      12.46%                10.61%
Efficiency ratio (Reported)                          67.32%                67.50%
Efficiency ratio (Core)                              65.83%                66.51%
Net interest margin                                   4.99%                 5.11%
Average equity to average assets                      9.72%                10.12%

ALLOWANCE FOR LOAN AND LEASE LOSSES:
Balance beginning of year                           $ 4,964               $ 4,606
Provision for loan losses                               940                 1,320
Net charge offs                                         375                 1,353
                                                    -------               -------

Balance end of period                               $ 5,529               $ 4,573
                                                    =======               =======

                                                  Three Months Ended September 30,
                                                      2001                  2000

Return on average assets (Reported)                   1.18%                 1.11%
Return on average assets (Core)                       1.18%                 1.17%
Return on average equity (Reported)                  13.86%                10.94%
Return on average equity (Core)                      13.86%                11.61%
Efficiency ratio (Reported)                          65.72%                68.56%
Efficiency ratio (Core)                              65.72%                66.82%
Net interest margin                                   5.04%                 5.14%
Average equity to average assets                      8.49%                10.12%

NON-PERFORMING ASSETS:
                                                At September 30,     At December 31,
                                                     2001                  2000

Total nonaccrual loans                              $   511               $   780
Loans 90 days past due and still accruing               855                   561
                                                    -------               -------
Total nonperforming loans                             1,366                 1,341
Other real estate owned                                 308                   341
                                                    -------               -------
Total nonperforming assets                          $ 1,674               $ 1,682
                                                    =======               =======
CREDIT QUALITY RATIOS:

Nonaccrual loans to total gross loans                 0.13%                 0.21%
Nonperforming loans to total gross loans              0.35%                 0.36%
Total nonperforming assets to total assets            0.29%                 0.31%

Allowance for loan losses to                        404.76%               370.17%
nonperforming loans
Allowance for loan losses to total gross              1.42%                 1.34%
loans
Allowance for loan losses to                        330.29%               295.12%
nonperforming assets
Ratio of net charge-offs to average loans
outstanding                                           0.13%                 0.38%

Total Gross Loans                                  $388,253              $369,623
Total Assets                                       $585,061              $540,221
Average Loans Outstanding (YTD)                    $374,647              $342,831
Average Assets (YTD)                               $551,401              $530,806
Average Equity (YTD)                                $53,569               $53,060

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